EXHIBIT 1.A.(5)(ee)

Prudential                           Pruco Life Insurance Company
----------                           A Subsidiary of
                                     The Prudential Insurance Company of America



COMPLAINT NOTICE: Should any dispute arise about your premiums or consideration or about a claim that you have filed, contact the agent who sold you this contract or write to the company that issued the contract. If the problem is not resolved, you may write the State Board of Insurance, Department C, 1110 San Jacinto, Austin, Texas 78786.

(This notice of complaint procedure is for information only and does not become a part or condition of this contract.)

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PLI 118   Ed 9-84
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